                                                                    Exhibit 4.26

             CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 24B-2

        Certain portions, indicated by [*****], of this exhibit have been omitted pursuant to Rule 24b-2 of the Securities Act of 1934.
             The omitted materials have been filed separately with
                    the Securities and Exchange Commission.

                     LICENSE, SERVICES & PURCHASE AGREEMENT


This LICENSE, SERVICES & PURCHASE AGREEMENT (the "Agreement") dated as of December 22, 2003 (the "Effective Date") is between UTStarcom, Inc., a Delaware corporation with principal place of business is at 1275 Harbor Bay Parkway, Suite 100, Alameda, California, U.S.A. 94502 (the "Licensee"), and Spectrum Signal Processing, Inc, a British Columbia, Canada corporation with a principal place of business at 2700 Production Way, Suite 200, Burnaby, British Columbia, Canada V5A 4X1 (the "Licensor"), collectively, (the "Parties").

                                    RECITALS

         WHEREAS, the Licensor desires to license to Licensee the intellectual property related to the aXs.623 packet processor technology of the Licensor; and

         WHEREAS, the Licensor desires to negotiate with Licensee a subsequent technical support and maintenance agreement relating to the Intellectual Property; and

         WHEREAS, the Licensor desires to sell to Licensee a specified quantity of Licensor product modules to Licensee as a "last-time buy" by Licensee;

         NOW, THEREFORE, in consideration of the covenants, agreements, representations, and warranties contained in this Agreement, the parties hereto hereby agree as follows:

                                   ARTICLE I

          INTELLECTUAL PROPERTY LICENSE; SERVICE AGREEMENT PROVISIONS;
                         FEES; LAST-TIME BUY PROVISIONS

                  1.1 License of Intellectual Property. Subject to the terms and conditions of this Agreement, on or before 12:00 P.M., California time, December 23, 2003 (the "Closing Date"), the Licensor shall:

                           (a) license all of the Licensor's technology design specifications relating co Licensor's aXs.623 product ("Intellectual Property") as further described and on the terms specified in Schedule 1 to this Agreement, which is hereby incorporated into this Agreement by reference thereto;

                           (b)      obtain the written consent of all
                                    third-party software licensors permitting
                                    Licensee's rights to use third party
                                    software embedded in the Intellectual
                                    Property, as listed in Schedule 2 to this Agreement, which is hereby incorporated into this Agreement by reference thereto. Licensor hereby agrees that the execution of such consents shall be a condition precedent to Licensee's duty to perform its obligations pursuant to this Agreement;

                           (c) provide a manufacturing package, to be delivered on the Closing Date, which includes all of the information required to procure parts, kit, assemble and test the ]Intellectual Property and as further described in Schedule 3 to this Agreement, which is hereby incorporated into this Agreement by reference thereto;

                           (d) provide any and all other material or information necessary for the continued availability, commercial viability and manufacturability of the Intellectual Property.

                  1.2 Technical. Support and Maintenance. Licensor and Licensee hereby agree to negotiate and execute a separate agreement effective as of the Closing Date which will cover general technical support and maintenance of all Intellectual Property described in Article 1.1 of this Agreement the form of which is attached in Schedule 4 to this Agreement, which is hereby incorporated into this Agreement by reference thereto.

                  1.3 Engineering Development Services. At Licensee's discretion, additional engineering resources may be made available for engineering development activities which may include hardware and software development. The terms and conditions of such services shall be determined in a separate agreement mutually agreed upon by the Parties.

                  1.4 Excluded Assets. Notwithstanding any other provision of this Agreement, the Licensor shall retain and shall not license, or otherwise transfer, to Licensee any other assets not otherwise specified in this Agreement.

                  1.5 No Assumption of Liabilities or Obligations. Notwithstanding anything to the contrary in this Agreement, the Licensee shall not assume any liabilities or obligations of the Licensor and nothing herein shall be construed as imposing any liability or obligation upon the Licensee other than those specifically provided for herein.

                  1.6 License Fee. The license fee paid for the Intellectual Property described in Article 1.1 of this Agreement shall be [*****] (the "License Fee"), payable to the Licensor by the Licensee as of the Closing Date by way of wire transfer with wire transfer instructions to be provided by Licensor.

                  1.7 Payment for Technical Support and Maintenance. The total consideration for the Technical Support and Maintenance Agreement described in
Article 1.2 will be no more than [*****] per calendar quarter (the "Quarterly Payment"), beginning with payment for the fourth quarter of 2003. for a minimum of 3 quarters, with a Quarterly Payment made in advance of each calendar quarter. Upon the mutual execution of the Technical Support and Maintenance Agreement. Licensee shall forthwith pay Licensor [*****] for services rendered during the fourth calendar quarter of 2003. Additional quarters of support beyond the end of the second quarter of calendar of 2004 may be purchased by Licensee at its option by giving eight weeks prior notice of its intent to purchase such support for the ensuing calendar quarter.

                  1.8 Last Time Purchase. The Parties acknowledge that there is currently an outstanding and .unfulfilled Purchase Order (P.O.) that the Parties agree to be fulfilled as follows:

                           (a) P.O. PUS35034, dated September 9, 2003 for [*****] aXs.623 [*****] will be cancelled upon full execution of this Agreement.

                           (b) A new purchase order, at currently quoted prices and conditions, will be submitted within 7 days of the Effective Date for aXs.623C modules in the minimum quantities of C8 - [*****], C5 - [*****] and C4 -
                                    [*****] for a minimum amount of [*****] (the
                                    "Last Time Purchase"). Shipment for all
                                    modules of the Last Time Purchase shall be no later than March 31, 2004, title shall pass CIP Spectrum, and payment to Licensor shall be pursuant to the Parties standard terms and conditions of prior payments made. Due to the nature of this purchase, Seller hereby specifically warrants that such modules shall be delivered. in a commercially-ready form, free of any material defects or errata. Such warranty shall hereby supercede any other warranties (or disclaimers thereof) as may have been otherwise agreed to between the Parties. Any Last Time Purchase modules requiring warranty repair shall be subject to the Licensor's standard warranty repair procedure.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE LICENSOR

         Except as otherwise set forth in the schedules attached to this Agreement by reference to specific sections of this Agreement, the Licensor represents and warrants to the Licensee as set forth below:

         2.1 Organization and Good Standing. The Licensor is a corporation duly organized, validly existing, and in good standing under the laws of British Columbia, Canada, and is duly qualified to transact business as a. foreign corporation and is in good standing in every jurisdiction in which the conduct of its business requires it to be so qualified.

         2.2 Authorization. The Licensor has full corporate power and authority to enter into this Agreement, and all exhibits and schedules hereto, to perform its obligations hereunder and thereunder, to license the Intellectual Property, and to carry out the transactions contemplated hereby and thereby. The Board of Directors of the Licensor has taken, or will take before the Closing Date, all actions required by law, its Certificate of Incorporation, its By-Laws or otherwise to authorize (i) the execution and delivery of this Agreement and the attached schedules, and (ii) the performance of its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the 'Licensor and upon the execution and delivery of the Agreement and associated schedules by a duly authorized officer of the Licensor, and this Agreement and associated schedules will be, upon due execution and delivery thereof, the legal, valid, and binding obligations of the Licensor enforceable according to their terms.

         2.3 Licensed Assets. The Licensor owns, with the exception of any third party software, and has good and marketable title to all Intellectual Property, free and clear of all mortgages, pledges, security interests, conditional sales, or other title retention agreements, encumbrances, liens, easements, claims, rights of way, warrants, options, or charges of any kind in writing (collectively hereinafter referred to as "LIENS"). The Licensor has full power and authority with respect to any third parties. the right to license the Intellectual Property to the Licensee.

         2.4 No Violation. None of (i) the execution and delivery of this Agreement by the Licensor, (ii) the performance by the Licensor of its obligations hereunder or thereunder, (iii) the consummation of the transactions contemplated hereby or thereby after the Closing bate, will (A) violate any provision of the Articles of Incorporation or By-Laws of the Licensor; (B) to Licensor's knowledge, after investigation, violate, or be in conflict with, or constitute a default under or breach of, or permit the termination of, or cause the acceleration. of the maturity of, any Lien, indenture, mortgage, contract, commitment, debt, or obligation of the Licensor:. (C) require the consent of any other party to or to Licensor's knowledge, after investigation, result in the creation or imposition of any Lien upon any of the intellectual Property; (I)) to Licensor's knowledge, after investigation. violate any statute, law, judgment, decree, order, regulation, or rule of any court or governmental authority to which the Licensor or the

Intellectual Property are subject; or (E) to Licensor's knowledge, after investigation, result in the loss of toy material license, privilege, tight, or certificate relating to the Intellectual Property.

         2.5 Consents and Approvals of Governmental Authorities. No consent, approval, or authorization of. or declaration, filing, or registration with, any governmental or regulatory authority is required to be made or obtained by the Licensor in connection with the execution, delivery, and performance of this Agreement or any of the associated schedules by the Licensor.

         2.6 Intellectual Property. The Licensor owns, is licensed, or otherwise has the full right to use, with respect to the Intellectual Property relating to the aXs.623, all (i) United States and foreign patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (ii) trademarks, service marks, trade names, trade dress, logos, business and product names. slogans, and registrations and applications for registrations thereof; (iii) copyrights (including software) and registrations and applications for registration thereof; (iv) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; and (v) intellectual property rights similar to any of the foregoing. Licensor hereby represents that, to its knowledge, after investigation, it has the sole and exclusive right to use the Intellectual Property. and, other than those consents gained by Licensor pursuant to Section 1.1(b) of this Agreement, to its knowledge, after investigation, no consent of any third party is required for the use thereof by the Licensee upon completion of the licensing of the Intellectual Property. No claims have been asserted by any person to the use of any Intellectual Property, and Licensor represents that to its knowledge after investigation, there is no valid basis for any such claims. The Licensor is not aware of any facts or alleged facts indicating that the use of the Intellectual Property by the Licensor infringes on the rights of any other third party whatsoever.

         2.7 Operation. The technology relating to the Licensor's aXs.623 operates properly and in substantial compliance with the specifications developed by the Licensor and is free from material defects in design and workmanship. The documentation to be licensed to Licensee is current, accurate and, to the best of the Licensor's knowledge, contains no material errors or omissions,

         2.8 Disclosure. To the best of its knowledge, no representation or warranty by the Licensor in this Agreement or any schedules thereto, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Licensor that materially adversely affects, or that might in the future materially adversely affect, the operations, business, assets, properties, or condition, financial or otherwise, of the Licensor that has not been set forth in this Agreement or any schedules thereto.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE LICENSEE

         The Licensee hereby represents and warrants to the Licensor as set forth below:

                  3.1 Corporate Organization. The Licensee is on the date hereof, and will be on the Closing Date, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation .and is in good Standing in every jurisdiction in which the conduct of its business requires it to be so qualified.

                  3.2 Authorization. The Licensee has full corporate power and authority to enter into this Agreement, and all exhibits and schedules hereto, to which it is or will be a party, to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. The Board of Directors of the Licensee has taken, or will take before the Closing Date, all actions required by law, its Certificate of Incorporation, its By-Laws or otherwise to authorize (i) the execution and delivery of this Agreement and the attached schedules, and (ii) the performance of its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Licensee and upon the execution and delivery of the Agreement and associated schedules by a duly authorized officer of the Licensee, and this Agreement and associated schedules will be, upon due execution and delivery thereof, the legal, valid, and binding obligations of the Licensee enforceable according to their terms.

                  3.3 Consents and Approvals of Governmental Authorities. No consent, approval, or authorization of, or declaration, filing, or registration with, any governmental or regulatory authority is required to be made or obtained by the Licensee in connection with the execution, delivery, and performance of this Agreement or any of the associated schedules by the Licensee.

                                   ARTICLE IV

                           OBLIGATIONS OF THE PARTIES

         The Licensor hereby covenants and agrees with the Licensee and the Licensee hereby covenants and agrees with the Licensor that:

                  4.1 Prohibited Transactions Before Closing Date. Before the Closing Date, except as otherwise contemplated by this Agreement or permitted by the prior written consent of the Licensee, the Licensor shall not cake any action whatsoever which would violate Seller's representations and warranties as stated in Article II of this Agreement.

                  4.2 Further Assurances. Before and after the Closing Date, each party hereto shall execute and deliver such instruments and take such other actions as any other party may reasonably request for the purpose of carrying out the intent of this Agreement. Each party hereto shall use its best efforts to cause the transactions contemplated by this

Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of government agencies and third parties and to make all filings with and give all notices to government agencies and third parties that may be necessary or reasonably required to effect the transactions contemplated by this Agreement. The Licensor shall give prompt notice to the Licensee, after receipt thereof by the Licensor, of any notice or other communication from any third parry alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

                  4.3 Confidentiality. Before and after the Closing Date, each party to this Agreement shall, and shall cause its officers, accountants, counsel, and other authorized representatives and affiliated parties, to hold in strict confidence and not use or disclose to any other party without the prior written consent of the other party, all information obtained from the other parties in connection with the transactions contemplated hereby, except such information may be used or disclosed (i) when required by any regulatory authorities or governmental agencies, (ii) if required by court order or decree or applicable law. (iii) if it is publicly available other than as a result of a breach of this Agreement, (iv) if it is otherwise contemplated herein, or (v) by the Licensee from and after the Closing Date to the extent related to full use of the Intellectual Property as contemplated by this Agreement and associated schedules.

                                   ARTICLE V

                                 INDEMNIFICATION

                  5.1 Indemnity. Licensor will defend or settle any suit or proceeding brought against Licensee based upon a claim that the Intellectual Property licensed hereunder or part thereof, except third parry software, alone and not in combination with any other product or software, constitutes an infringement of any United States patent or copyright provided that: (i) Licensor is notified promptly in writing of such claim; (ii) Licensor controls the defense or settlement of the claim; and (iii) Licensee cooperates reasonably, and gives all necessary authority. information and assistance at Licensor's expense. Licensor will pay all damages and costs finally awarded against Licensee, but Licensor will not be responsible for any costs, expenses or compromise incurred or made by Licensee without Licensor's prior written consent. If the use of such Intellectual Property is permanently enjoined, Licensor will, in its sole discretion and at its own expense, procure for Licensee the right to continue using said Intellectual Property, replace same with non-infringing Intellectual Property, modify it so that it becomes non-infringing or if Licensor is unable to reasonably do any of the above, Licensor will credit Licensee the sum paid to Licensor by Licensee for the infringing Intellectual Property less any depreciation and accept its return.

Licensor shall have no liability to Licensee, and Licensee will indemnify and hold Licensor harmless form any expenses, damages, costs or losses resulting from, or with respect to, any proceeding or claim based on the infringement of any patent, copyright or trade secret to the extent the proceeding or claim is based upon (i) the combination, use, or operation of the Intellectual Property in connection or combination with any equipment, devised or software not delivered by Licensor, if such infringement would have been avoided in the absence of such combination, or (ii) the modification by Licensee or any third party of the Intellectual Property; (iii) Licensee's technology, or compliance by Licensor with specifications provided by
Licensee: (iv) use of the Intellectual Property, or any part of the Intellectual Property, in the practice of a process; (v) compliance by Licensor with ITU or IEEE standards; or (vi) the failure to use materials or instructions provided by Licensor which would have rendered the Intellectual Property non-infringing.

The foregoing states the entire obligation and exclusive remedy of each of the parties hereto with respect to any Intellectual Property furnished hereunder.

                                   ARTICLE VI

                                   TERMINATION

                  6.1 Termination. This Agreement will commence upon the Effective Date and will remain in effect until terminated. Licensor will immediately terminate this Agreement upon 30 days written notice to Licensee if Licensee fails to comply with the license grant obligations in paragraph 1.1(a), payment provisions for the Licensing Fee, technical support and maintenance fees and last time buy payment provisions contained in paragraphs 1.6, 1.7 and 1.8(b), confidentiality obligations in paragraph 4.2. Any payment obligations accruing prior to such termination will remain due and owing. Upon termination of this Agreement, (i) the licenses, rights and covenants granted hereunder and the obligations imposed hereunder will cease, except as otherwise expressly provided for herein, and Licensee will destroy the Intellectual Property, including all copies and all relevant documentation. The provisions that survive any termination or expiration of this Agreement shall not imply or create any continued right to use the Intellectual Property after termination of this Agreement.

                                  ARTICLE VII

                                OTHER AGREEMENTS

                  7.1 Amendment and Modification; Waiver of Compliance. Subject to the applicable law, this Agreement may be amended, modified, and supplemented only by written agreement signed by the Licensee and the Licensor. Any failure by' any party to this Agreement to comply with any obligation, covenant, agreement, or condition contained herein may be expressly waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 9.1.

                  7.2 Fees and Expenses. Except as otherwise provided herein, each of the parties hereto will pay its own fees and expenses (including attorneys' and accountants' fees, legal costs, and expenses) incurred in connection with this Agreement, and all exhibits and schedules hereto, and the consummation of the transactions contemplated hereby and thereby.

                  7.3 Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered by hand, overnight courier, or mailed certified or registered mail with postage prepaid as follows.

        (a) If to the Licensee, to:
     Attention: Russell Boltwood
     With a copy to:
     Attention.: James Nysather

        (b) If to the Licensor, to:
     Attention: Legal Department
     With a copy to:
     Attention: President

                  7.4 Public Announcements. Neither the Licensee nor the Licensor nor the representatives of any of them shall make any public announcement with respect to this Agreement, the associated schedules, or the transactions contemplated hereby or thereby without the prior written consent of the other parties. Notwithstanding the foregoing either party may make such announcements as are required by securities regulators such as the British Columbia Securities Commission, the Ontario Securities Commission and the United States Securities and Exchange Commission.

                  7.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of all the other parties, such consent not to be unreasonably withheld.

                  7.6 Governing Law. This Agreement and the legal. relations between the parties hereto shall be governed by, and construed in accordance with, the laws of the State of California, without reference to the conflict of laws principles thereof.

                  7.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  7.8 Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

                  7.9 Entire Agreement. This Agreement, including the schedules attached hereto, and other documents referred to herein which form a part hereof, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties with respect to such subject matter, including. by way of illustration and not by limitation, any term sheet agreed to by the parties hereto before the date hereof. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth or referred to herein.

                  7.10 Definitional Provisions. All terms defined in this Agreement shall have such defined meanings when used in any exhibit, schedule, or any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duty executed on the day and year first above stated.

SPECTRUM SIGNAL PROCESSING INC.          UTSTARCOM, INC.

By:    /s/ Pascal Spothelfer             By:    /s/ Russell Boltwood
       ------------------------------           --------------------------------
Name:  Pascal Spothelfer                 Name:  Russell Boltwood
       ------------------------------           --------------------------------
Title: President & CEO                   Title: General Counsel
       ------------------------------           --------------------------------

                                  SCHEDULE 1.
                     INTELLECTUAL PROPERTY AND LICENSE GRANT

The Intellectual property relating to the Licensor's aXs.623C module includes, but is not limited to, the following:

1) LICENSOR'S AXS PACKET PROCESSOR SOURCE CODE which is the heart of the aXs.623C module product that facilitates the real-time and high-density features of the module and brings numerous value-add features such as [*****]. The source code package to be licensed includes the following items:

         1.       Engineering Requirement Specification,

         2.       Engineering Technical Reference Manual,

         3.       Complete FPGA [*****] source code for supported revision(s),

         4. Build instructions. including ail support files like makefiles and constraint tiles,

         5. Detailed list of specific tools used, including vendor information and version numbers,

         6.       Applicable software test harnesses and procedures,

         7. Snap-shot imago of "Problem Report" database for Packet Processor components.

LICENSE GRANT: Licensor hereby grants to Licensee a non-exclusive, fully paid, worldwide, royalty free, perpetual, irrevocable and unrestricted license to use or modify the aXs packet processor technology, as described above. Licensor represents and warrants that the technology here licensed is not restricted for use with either Licensor's or Broadcom Corporation's products.

2) LICENSOR'S OPEN-AXS MODULE API'S SOURCE CODE which is the host-side software that is used for controlling the aXs.623C module in system deployment. The module APT's abstract the underlying hardware allowing the applications developer to write their application code at a higher level. The source code package licensed to Licensee shall include the following items:

         1.       Engineering Requirement & Design Specifications),

         2. Complete C source code for currently supported software revision,

         3. Build instructions, including all support files like makefiles and build scripts,

         4. Detailed list of specific tools used, including vendor information and version numbers,

         5.       Applicable software test harnesses and procedures,

         6. Snap-shot image of "Problem Report" database for Open-aXs Module API components.

LICENSE GRANT: Licensor hereby grants Licensee a non-exclusive, fully paid, worldwide, royalty free, perpetual, irrevocable, and unrestricted license to use or modify Licensor's OpenaXs module API software, as described above. This license is not restricted for use with Licensor's products and there are no restrictions imposed by Broadcom Corporation on the Open aXs module API's source code.

3) LICENSOR'S OPEN-AXS CORE SERVICE STACK technology is the executable Broadcom Corporation CALISTO images that perform the actual media plane (voice) processing. Licensor has integrated a complete set of specifically tailored and optimized stack images for supporting the following applications of the Licensee and the technology described here shall include the most recent supported revision of each of the service images for these applications, which are described as follows:

         o        [*****]

         o        [*****]

         o        [*****]

         o        [*****]

         o        [*****]

         o        [*****]

LICENSE GRANT: Licensor hereby grants Licensee a non-exclusive, fully paid, worldwide, royalty free, perpetual, irrevocable, and unrestricted license to use or modify Licensor's OpenaXs module API software, as described above, [*****].

                                  SCHEDULE 2.
                          THIRD PARTY SOFTWARE LICENSES

Third party software for which Licensee must obtain the requisite licenses includes, but is not limited to, the following:

         (a) Broadcom. Corp. (attached as Schedule "B")

                                  SCHEDULE 3.
                        MANUFACTURING PACKAGE AND LICENSE

LICENSOR'S AXS.623C MANUFACTURING PACKAGE. This covers the "C" version of the aXs.623 module in all supported configurations. This is the latest module revision targeted at reduction in cost, assurance of long-term component supply, and [*****]. The package includes all of the information required to procure parts, kit, assemble and test the aXs.623C module. Specific items include:

         1.       Bill of Materials (BOW with Approved Vendor List (AVL),

         2.       PLD source code. object code, and programming information,

         3.       Mechanical drawings,

         4.       Printed circuit board photo tools,

         5.       Assembly drawings,

         6.       Manufacturing test software,

         7.       Manufacturing test system description(1) and procedure.

         8.       Module schematics,

         9.       ECO history,

         10.      items 1 through 9 for the aXs.1012 test and reference blade.

LICENSE GRANT; Licensor hereby grants to Licensee a fully paid, worldwide, unrestricted, non-exclusive, perpetual, irrevocable license to manufacture the aXs.623C module at a facility of Licensee's choice.

                                  SCHEDULE 4.
                   TECHNICAL SUPPORT AND MAINTENANCE AGREEMENT

         This Technical Support and Maintenance Agreement ("Agreement") is entered into between Spectrum Signal Processing Inc, a British Columbia, Canada corporation with a principal place of business at 2700 Production Way, Suite 200, Burnaby, British Columbia, Canada V5A 4X1 (the "Supplier") and UTStarcom, Inc. a Delaware corporation with principal place of business is at 1275 Harbor Bay Parkway, Suite 100, Alameda, California, U.S.A. 94502 (the "Customer").

1. SERVICES

1.1. Subject to the terms and conditions contained in this Agreement, the Supplier agrees to provide the Customer with ongoing technical support and maintenance services (the "Technical Support and Maintenance Services"), for the technology (the "Technology") listed in Schedule "A" attached, effective the 1st day of October, 2003. For clarity, the services to be provided under this agreement do not include services in the nature of engineering development for hardware and/or software. Such engineering development services can be offered by Supplier, if requested by Customer, under separate agreement.

2. RESTRICTIONS

         As a condition to the furnishing of the Technical Support and Maintenance Services:

         (a) the Technology must be used only on the equipment (the "Equipment") listed in Schedule "A" attached, except as is otherwise authorized in this agreement;

         (b) the Technology must not have been modified in any way by the Customer without the prior written approval of the Supplier;

         (c) the Equipment must be operating properly at all times and must have been and continue to be properly maintained by the manufacturer of the Equipment or other properly qualified service organization reasonably acceptable to the Supplier; and

         (d) the Technology must be used with the version or release of the operating system described in the attached Schedule "A", or with any other version or release approved by the Supplier.

3. PAYMENT

         (1) The Customer shall pay quarterly to the Supplier a fee of [*****] (the "Support Fee") for the Technical Support and Maintenance Services. The first payment is payable upon signing this agreement, and subsequent payments are due on the first day of the first month of each quarter in the calendar year that the Technical Support and Maintenance Services will be delivered.

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

         (2) The Support Fees stated are exclusive of any Federal, state, provincial, local or other government taxes, duties, excise taxes or tariffs now or hereafter imposed on the provision of the Technical Support and Maintenance Services.

         (3) All amounts payable in this agreement are due net 30 days. The Customer agrees to pay interest on overdue amounts at the rate of 1 1/2% per month calculated monthly.

         (4) The Customer acknowledges that the Support Fee may be subject to increases on written notice to the Customer delivered at least 30 days prior to the commencement of the following renewal of the term of this agreement. Any increase in the Support Fee is effective from the commencement of the following renewal of the term of this agreement.

4. TECHNICAL SUPPORT AND MAINTENANCE SERVICES

         (1) The Supplier will supply telephone and electronic mail assistance co the representative designated by the Customer under paragraph 5 between 9 a.m. and 5 p.m., local time, from the Supplier's designated office location, during the Supplier's regular business days, and on an as-needed basis as agreed upon by the Parties. This telephone assistance will consist, of the Supplier using its best efforts to provide:

         (a)      explanation of functions and features of the Technology;

         (b)      clarification of documentation pertaining to the Technology;

         (c)      guidance in the operation of the Technology; and

         (d) error analysis and correction in accordance with paragraph 4(3), if correction can be made by telephone.

         (2) The Supplier shall, if, as and when it deems necessary, provide Customer with updates for the Technology reflecting improvements made to the Technology.

         (3) If the Customer suspects that a defect exists in the Technology, the Customer shall notify the Supplier in writing of its suspicions. This notification shall comprehensively describe the nature of the suspected defect and provide details of the circumstances of its occurrence. Upon receipt of the Customer's notice, the Supplier shall use its best efforts to confirm the existence of the defect If the Supplier confirms the existence of the defect, the Supplier shall correct it as part of its obligations under this agreement; if the Supplier determines that no such defects exist, the Customer shall pay the Supplier for its efforts at the Supplier's hourly rate then in effect.

         (4) Under this agreement, the Supplier shall make available up to, but not exceeding, one (1) program manager and two (2) senior experienced development-engineering personnel to make feature modifications to existing components of the Technology for the Customer.

5. PERSONAL ATTENDANCE & ON-SITE SUPPORT

         If required by the Customer, the Supplier shall be responsible for the travel costs, communication costs, living expenses and other ant-of-pocket expenses incurred by one (1) Supplier employee at the Customer's premises to perform the Technical Support and Maintenance Services for two (2) separate periods not exceeding five (5) days prior to the expiration of the term.

         Any additional instances where personal attendance or on-site support is required at the Customer's premises to perform the Technical Support and Maintenance Services, the Customer shall be fully responsible for all travel costs, accommodation costs, meal expenses and other out-of-pocket expenses incurred by the Suppliers personnel, and all of these amounts shall be payable to the Supplier forthwith when invoiced.

6. REPRESENTATIVE

         The Customer shall within 10 days from the date of this agreement designate, in writing, an employee or agent to serve as the contact representative for the Supplier. The Supplier shall not be required to deal with any person other than that representative. The Customer may by notice in writing to the Supplier substitute another employee or agent as its representative.

7. CUSTOMER RESPONSIBILITIES

         The Customer assumes full responsibility for:

         (a) installation of the Technology, unless the Supplier, pursuant to a separate written agreement, agrees to install the Technology; and

         (b) the operating environment in which the Technology is to function.

8. DISCLAIMER OF WARRANTY AND LIMITATION OF LIABILITY

         (1) THE SUPPLIER GRANTS NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, UNDER THIS AGREEMENT INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         (2) CUSTOMER. AGREES THAT THE SUPPLIER'S LIABILITY, IF ANY, FOR DAMAGES, INCLUDING BUT NOT LIMITED TO LIABILITY ARISING OUT OF CONTRACT AND TORT UNDER THIS AGREEMENT. SHALL NOT EXCEED THE AMOUNTS PAID BY THE CUSTOMER UNDER THIS AGREEMENT.

         (3) IN NO EVENT WILL THE SUPPLIER BE LIABLE FOR ANY INDIRECT, SPECIAL AND CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, EVEN IF THE SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF THESE DAMAGES.

         (4) The Supplier shall not be liable for any damages caused by delay in delivering or furnishing any services referred to in this agreement.

         (5) The Supplier does not guarantee results under this agreement but merely agrees to use reasonable diligence in attempting to accomplish its obligations and shall be entitled to payment on that basis.

9. GENERAL

         (1) This agreement supersedes all prior agreements and understandings between the parties relating to the subject-matter of this agreement and is intended by the parties to be the complete and exclusive statement of the agreement between the parties with respect to the subject-matter of this agreement.

         (2) Any notices, request or demands under this agreement shall be in writing and shall be sufficiently given if delivered personally or mailed by registered mail, postage prepaid, and shall, in the case of personal delivery be deemed to be received by the party to whom the notice is addressed on the date of actual receipt by that party and in the case of registered mail, shall lie deemed to be received on the second business day after posting, but in the case of a mail interruption, these notices, requests or demands shall be delivered by prepaid courier delivery.

         (3) This agreement shall be governed by the laws of British Columbia, Canada

10. TERM AND TERMINATION

         (1) The term of this agreement expires the 30th day of June, 2004. Thereafter, the term of this agreement shall automatically be renewed for successive periods of one calendar quarter unless either party gives notice to the other at least thirty (30) days prior to the expiration of the term.

         (2) This agreement may be terminated by the Supplier, at its sole option, if the Customer fails to comply with any of its obligations under this agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the dates written below.

SPECTRUM SIGNAL PROCESSING INC.          UTSTARCOM, INC. By:

By:    /s/ Pascal Spothelfer             By:    /s/ Russell Boltwood
       ------------------------------           --------------------------------
Name:  Pascal Spothelfer                 Name:  Russell Boltwood
       ------------------------------           --------------------------------
Title: President & CEO                   Title: General Counsel
       ------------------------------           --------------------------------
Date:  12/22/03                          Date   12/22/03
       ------------------------------           --------------------------------



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



                                  SCHEDULE "A"


                            TECHNOLOGY AND EQUIPMENT


The following technology will be supported and maintained by Supplier:

1) Supplier's "C" version of the aXs.623 module in all supported configurations.

2) Supplier's aXs packet processor source code which is heart of the aXs.623C module product that facilitates the real-time and high-density features of the module and brings numerous value-add features such as [*****].

3) Supplier's Open-aXs module API's source code which is the host-side software that is used for controlling the aXs.623C module in system deployment. The module API's abstract the underlying hardware allowing the applications developer to write their application code at a higher level.

4) Supplier's Open-aXs core service stack images which are the executable Broadcom Corporation Calisto images that perform the actual media plane (voice) processing. Supplier has integrated a complete set of specifically tailored and optimized stack images for supporting the following applications:

     [*****]


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